Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Sterling Financial Corporation, a Washington corporation (“Sterling”) and Donn C. Costa (“Employee”) as of February 12, 2006. Because of Employee’s importance to Sterling and the value to be derived from Employee’s employment, Sterling and Employee desire to set forth certain terms and conditions relating to Employee’s employment as an inducement for Employee continuing his employment.

Therefore, the parties agree as follows:

1. Employment. Sterling agrees to employ Employee, and Employee agrees to and does hereby accept such employment on the terms in this Agreement.

2. Term. This Agreement shall commence at the time the merger between Sterling Financial Corporation and Lynnwood Financial Group, Inc., becomes effective and shall continue until December 31, 2009; provided, however, that the term hereof shall be automatically extended for two separate and consecutive additional one year periods unless Employer provides Employee notice that this Agreement will not be extended on or prior to October 1, 2009 with respect to the first one year extension, or on or prior to October 1, 2010, with respect to the second one year extension.

3. Duties. Employee shall perform such duties as Sterling may from time to time direct. Employee shall initially have the title of Senior Vice President of Golf Savings Bank with duties principally in the area of permanent mortgage lending, but this may be changed from time to time as Sterling may determine.

4. Compensation. During Employee’s employment under this Agreement, Employee shall receive as compensation for services rendered hereunder:

(a) Base Salary. Employee shall be paid a base salary in the amount of Three Hundred Seventy Thousand Dollars ($370,000.00), payable semi-monthly or in such manner as is consistent with Sterling’s policy relating to salaried employees.

(b) Deferred Compensation Bonus. In consideration for entering into this Agreement, Sterling shall contribute Three Hundred Thousand Dollars ($300,000.00) on behalf of Employee to the Sterling Savings Bank Deferred Compensation Plan, which shall vest 25% per year over four years as follows, so long as Employee remains employed hereunder on the dates listed below:

Date	Vested Percentage
December 31, 2006	25%
December 31, 2007	50%
December 31, 2008	75%
December 31, 2009	100%

(c) Discretionary Bonus. Annual bonus(es), if any, shall be awarded to Employee in accordance with the standard practices of Sterling for its employees at the senior vice president level.

5. Other Benefits.

(a) Employee Plans. Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) generally available to other executives of Sterling, as the same may from time to time be adopted or amended. Employee is eligible to participate in Sterling’s stock option plan(s) then in effect subject to the terms and conditions of such plan(s).

(b) Vacation. Employee shall be entitled to twenty (20) business days of paid vacation each year at the convenience of Sterling. Unused vacation shall not be carried over from one year to the next unless otherwise approved by Employer.

(c) Perquisites. Sterling shall provide Employee with an automobile allowance comparable for Sterling employees at the senior vice president level, and shall reimburse Employee for all reasonable travel, entertainment or other business expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies for such reimbursement of similarly situated senior executives as from time to time established by Sterling. Sterling shall also pay the appropriate dues at the Members Club at Aldarra or a similar organization approved by Sterling on the Employee’s behalf until the earliest of the expiration of this Agreement or the termination or resignation of Employee from employment with Sterling. Employee shall also be entitled to receive such other perquisites as Sterling may from time to time deem appropriate.

6. Performance of Duties. Employee agrees that during his employment with Sterling: (a) Employee will faithfully perform the duties of such office or offices as he may occupy, which duties shall be such as may be assigned to him by Sterling; (b) Employee will devote to the performance of his duties all such time and attention as Sterling shall reasonably require, taking, however, from time to time such reasonable vacations as are consistent with his duties and Sterling policy; and (c) Employee will do nothing inconsistent with his duties to Sterling.

7. Termination.

(a) Either Sterling or Employee may terminate Employee’s employment at any time in their sole discretion. Except as expressly provided in this Agreement, upon termination of employment Sterling shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

(b) Upon termination of employment, Employee’s rights under all applicable employee pension plans, stock option grants, incentive plans or employee benefit plans, shall be determined under the terms of the applicable plans and grants, except as otherwise provided in this Agreement.

(c) If during the term of this Agreement (i) Employee’s employment is terminated by Sterling for any reason, other than for Cause, or (ii) Employee resigns for Good Cause (as defined below), then (but in no other circumstances), subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Sterling or its successor, an amount equal to two times Employee’s base salary, as provided in Section 4(a).

(d) If Sterling elects to discontinue Employee’s employment at the end of the term of this Agreement, Sterling may elect to pay Employee an amount equal to two times Employee’s base salary, as provided in Section 4(a), in exchange for Employee’s agreement to be bound by the non-compete provision of Section 10(b) for the two-year Non-Compete Period defined therein. In the event Sterling elects to not pay an amount equal to two times Employee’s base salary, as provided in Section 4(a), Employee shall not be subject to the non-compete provisions of Section 10(b).

(e) If upon or within two years after a Change in Control (as defined below) (i) Employee’s employment is terminated by Sterling for any reason, other than for Cause, or (ii) Employee resigns for Good Cause (as defined below), then (but in no other circumstances), subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Sterling or its successor, an amount equal to two times Employee’s base salary, as provided in Section 4(a). In addition, upon such an event: all stock options held by Employee shall become immediately vested and exercisable notwithstanding any provisions in the grant of such options regarding vesting, and the lapse of the restrictions on Employee’s restricted stock, if any, shall automatically be accelerated; provided that the provision in this Section 7(e) shall be effective only if Sterling has taken action approving such vesting and/or acceleration; and provided further that Sterling may exclude any particular grant(s) of stock options or restricted stock from the vesting and acceleration provided for in this subsection, either at the time it approves such vesting and/or acceleration, or in connection with making any particular grant of stock options or restricted stock.

(f) If Employee becomes entitled to the payments and equity acceleration described in Section 7(c), (d) or (e) (collectively, the “Severance Payments”), and if any of the Severance Payments constitute a “parachute payment” under Section 280G, at the election of Employee, (i) such payments or benefits shall be payable or provided to Employee over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times Employee’s “base amount” as defined under §280G(b)(3) of the Internal Revenue Code of 1986, as amended or any successor statute then in effect (the “Code”) or (ii) Employee shall receive a sum equal to 2.99 times Employee’s “base amount,” within the meaning of §280G(b)(3) of the Code, as the sole benefit payable under this Section 7.

8. Continuation of Medical Insurance. If Employee’s employment by Sterling terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in Sterling’s self-funded group medical plan at Employer’s expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

9. Disability or Death. If Employee should die or become disabled at any time during his or her employment hereunder, this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums that may become available under any employee benefit plan); provided however that in such event, the Deferred Compensation Bonus described in Section 4(b) hereof shall become fully vested.

10. Confidentiality; Non-Competition.

(a) Confidential Information. Employee recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of Sterling or any of its subsidiaries (any or all of such entities being hereinafter referred to as the “Business”), as such information may exist from time to time, other than information that Sterling has previously made publicly available or that is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of Employee’s duties under this Agreement. Employee shall not, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, governmental agency or other entity any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association, corporation or other entity (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by Employee or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made that are not retained by the Business, and the Employee agrees, on termination of his employment or on demand of Sterling, to deliver the same to Sterling.

(b) Non-Compete. Except as provided under Section 7(d), for a period of two years following Employee’s termination of employment (the “Non-Compete Period”), Employee shall not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any person, corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries (a “Competitor”), other than severance-type or retirement-type benefits from entities constituting prior employers of Employee. During the Non-Compete Period, the Employee also agrees that he will not solicit for the account of any Competitor, any customer or client of Sterling or its subsidiaries. Employee also agrees not to act on behalf of any Competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the Non-Compete Period. In addition, if Employee obtains non-competitive employment during the Non-Compete Period, for such period Employee agrees not to solicit employees of Sterling or its subsidiaries for new employment without the prior written consent of Sterling. For purposes of this section, (i) the term “proprietary interest” means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the States of Washington, Idaho, Montana or Oregon within 35 miles of a branch or office of Sterling or any of its subsidiaries. Employee acknowledges the receipt and sufficiency of specific consideration for the agreements in this Section 10.

(c) Remedies. Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable prior to Employee’s termination of employment) shall cease upon a violation of the preceding provisions of this Section.

(d) Survival. The provisions of this Section 10 shall: (i) survive the termination of this Agreement, and continue throughout the duration of the Employee’s employment with Sterling, except as amended or modified by written agreement of the parties; and (ii) survive the Employee’s termination of employment with Sterling.

(e) Modification of Terms. If any restriction in this Section 10 is finally adjudicated by a court of competent jurisdiction to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, such restriction may be modified and narrowed by a court to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect Sterling’s legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in the Agreement.

11. Additional Definitions. For purposes of this Agreement:

(a) A “Change in Control” shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Sterling or affiliates of Sterling) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 25% or more of the then outstanding securities of Sterling;

(ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Sterling cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period; or

(iii) the Shareholders of Sterling approve: (1) a plan of complete liquidation of Sterling; (2) an agreement for the sale or disposition of all or substantially all of Sterling’s assets; or (3) a merger or consolidation of Sterling with any other corporation, other than a merger or consolidation that would result in the voting securities of Sterling outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Sterling or such surviving entity outstanding immediately after such merger or consolidation.

(b) “Good Cause” for Employee to resign shall mean:

(i) A material adverse change, without the prior written consent of Employee, in the duties of the Employee;

(ii) The removal of Employee from his position, except where such removal is for Cause (as defined below) or by reason of Employee’s disability;

(iii) A reduction in the overall level of Employee’s total compensation by more than 25% below the average Compensation paid by Sterling to Employee for the 24 months immediately preceding such reduction; or

(iv) Relocation, without Employee’s consent, of the Employee’s normal place of work by more than 25 miles from the place where he currently provides services, it being expressly agreed that such 25 mile distance includes both downtown Bellevue and downtown Seattle.

(c) The removal of Employee from his or her position will be considered to be for “Cause” if, but only if, the removal is because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis; (ii) Employee willfully violates any law, rule, or regulation (other than traffic violation or similar offense), or final cease-and-desist order; (iii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering; (iv) Employee physically attacks another employee; (v) Employee has engaged in personal dishonesty, fraud, destruction or theft of property of Sterling or a subsidiary of Sterling, willful nonfeasance, malfeasance, or gross negligence in the performance of his duties, willful misconduct, or breach of fiduciary duty involving personal profit; (vi) Employee is incompetent in, or intentionally fails to perform, stated duties; or (vii) Employee materially breaches any provision of this Agreement. Following a finding by Sterling of a Cause violation by Employee, Sterling shall provide written notice of such finding to Employee. Employee shall have a reasonable time, not to exceed ten days, to cure such Cause violation (the “Cure Period”), unless such Cause violation by its nature cannot be cured. During the Cure Period, if any, Sterling may, in its discretion, elect to suspend Employee’s employment.

12. Title. Although it is the intention of the parties that during the term of this Agreement Employee shall be an executive employee of Sterling with the title and duties described herein, it is specifically understood that, subject to the provisions of Sections 7 and 11, the employment and the nature and situs of services to be rendered shall be subject to the authority of Sterling to change the same from time to time and at any time and to provide for the operation of Sterling as specified by applicable banking laws and regulations.

13. Resolution of Disputes. Any dispute arising out of or relating to this Agreement or Employee’s employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached hereto as Exhibit A, whether the claimant is Employee or Sterling. In any dispute in arbitration or court arising out of or relating to this Agreement, the substantially prevailing party’s reasonable attorneys’ fees, costs and expenses shall be paid by the other party.

14. Miscellaneous.

(a) Entire Agreement. This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements that Employee may have with Sterling, or any subsidiary of Sterling. Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement, notwithstanding the terms of any other representation, policy, benefit plan or agreement.

(b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules. Jurisdiction and venue of any court action in connection with this Agreement shall be had exclusively in the Superior Court for Spokane County, Washington or the U.S. District Court in Spokane.

(c) Independent Counsel. Employee acknowledges that this Agreement has been drafted by counsel for Sterling, and that Employee has not relied upon such counsel with respect to this Agreement. The Employee further acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by Sterling and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(d) Severability. If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

(e) Assignment. Employee may not assign Employee’s rights or delegate Employee’s duties under this Agreement.

(f) Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

STERLING FINANCIAL CORPORATION

By:	/s/ Harold B. Gilkey
Harold B. Gilkey, Chief Executive Officer

EMPLOYEE:

/s/ Donn C. Costa
Donn C. Costa

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

BINDING ARBITRATION AGREEMENT

This Binding Arbitration Agreement is in consideration of, and incorporated into, that certain Employment Agreement between the parties effective as of February 12, 2006. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Sterling, in consideration of the Employment Agreement and the mutual provisions hereof, agree as follows:

Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Sterling shall be submitted to and resolved by final and binding arbitration.

Sterling and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Sterling, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Sterling, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Sterling. However, ERISA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Commission, the National Labor Relations Board, the Immigration and Naturalization Service, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Sterling, or where I was so employed at the time of termination.

In order to initiate arbitration, Sterling or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Sterling shall be sent to my last known residence address as reflected in my personnel file at Sterling. Notice of arbitration initiated by me shall be sent to Sterling c/o the Chief Executive Officer.

Within thirty (30) days after receipt of notice of arbitration, Sterling and I will attempt to agree upon a mutually acceptable arbitrator. If Sterling and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association (“AAA”). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

At the request of either Sterling or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

During the arbitration process, Sterling and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of five (5) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of such documents and providing for return of documents produced after the arbitration is concluded.

Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought. At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the post-hearing brief shall be set by the arbitrator.

I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Sterling has that same right. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party’s request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Sterling will advance any required administrative or arbitrator’s fees. Each party will pay its own witness fees.

At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

Because of the interstate nature of Sterling’s business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. (the “FAA”). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Sterling that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

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This Binding Arbitration Agreement shall remain in full force and effect at all times during and subsequent to my employment with Sterling, or any successor in interest to Sterling.

STERLING FINANCIAL CORPORATION

By:	/s/ Harold B. Gilkey
Harold B. Gilkey, Chief Executive Officer

EMPLOYEE:

/s/ Donn C. Costa
Donn C. Costa

[SIGNATURE PAGE TO BINDING ARBITRATION AGREEMENT]